Exhibit (5)
                              Opinion RE: Legality

                                  Legal Opinion
                                  -------------

January 21, 2005

The Board of Directors
RE BOND CORPORATE HOLDINGS TRUST, LLC
244 5th Avenue, Suite A-250
New York, NY 10001

RE:  LEGALITY OF RE BOND OFFERING

Gentlemen,

         At your request, we have reviewed your cause for the establishment, offering and sale of RE Bond Corporate Bonds.

         I am hereby giving you my Opinion as follows:

1. The rights pertaining to the offered Units and the existing Units as at the date of the prospectus are, in my opinion, correctly described in the Prospectus.

2. In my opinion the Trustee is competent to issue the securities offered in the manner they are offered and the Offerer is entitled and competent to offered them in the manner described in the Prospectus.

3. In my opinion the director of the Trustee and the directors of the Offerer were duly appointed and their names are contained in the Prospectus.

4. In my opinion the description in the Prospectus of the agreements mentioned in the Prospectus and described therein is a correct description.

5. In my opinion the description in Section 17.4 in the Prospectus is a correct description of the lawsuits described therein.

6. To the best of my knowledge, as at the date of the Prospectus there are no charges on the assets of the Limited Partnership. The Limited Partnership has a commitment to pay royalties as described in Section 7.6 of the Prospectus.

         I agree that this, my Opinion, be included in the Prospectus.


                                                 Yours faithfully,



                                                 Jeffery Ellington, Esq.
                                                 244 5th Avenue, A-250
                                                 New York, NY 10001